Exhibit 4.4

WARRANT AMENDMENT AGREEMENT

This Warrant Amendment Agreement (this “Amendment”) is entered into as of the 28th day of November 2023, by and among 180 Life Sciences Corp., a Delaware corporation (the “Company”) and Armistice Capital Master Fund Ltd. (the “Holder”).

WHEREAS, the Company had previously issued (i) warrants to purchase up to 306,604 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), on July 20, 2022, as amended on April 5, 2023 and August 14, 2023 (the “July Warrants”); (ii) warrants to purchase up to 2,571,429 shares of Common Stock, on December 22, 2022, as amended on January 12, 2023, April 5, 2023 and August 14, 2023 (the “December Warrants”); and (iii) warrants to purchase up to 1,570,680 shares of Common Stock, on April 10, 2023, as amended on August 14, 2023 (the “April Warrants”) to the Holder, in each case pursuant to a securities purchase agreement, dated as of such date, between the Company and the Holder;

WHEREAS, the Company previously issued warrants to purchase up to 4,615,385 shares of Common Stock, on August 14, 2023 (the “August Warrants” and together with the July Warrants, the December Warrants and the April Warrants, the “Warrants”) to certain investors, including the Holder (in the case of the Holder, pursuant to a securities purchase agreement, dated as of such date, between the Company and the Holder);

WHEREAS, each series of the Warrants may be modified or amended with the written consent of the holders of a majority of the then-outstanding Warrants of such series, and the Holder is the holder of a majority of each series of the outstanding Warrants;

WHEREAS, the Company and the Holder desire to amend all of the Warrants as set forth below; and

WHEREAS, in connection with this Amendment, the Company intends to seek stockholder approval with respect to the issuance of up to 9,064,098 shares of Common Stock upon exercise of the Warrants (the “Stockholder Approval”).

WHEREFORE, the parties do hereby agree as follows:

1.	Effective upon the execution of this Amendment, the exercise price of the Warrants shall be amended to $0.17 per share, subject to further adjustment as set forth in the Warrants.

2.	Effective upon the execution of this Amendment, and subject to Stockholder Approval, the term of the warrants shall be extended such that the Warrants shall be immediately exercisable from the date the Company obtains Stockholder Approval (the “Stockholder Approval Date”) until the fifth anniversary of the Stockholder Approval Date.

3.	Effective upon the execution of this Amendment, the Warrants shall not be exercisable until Stockholder Approval has been obtained.

4.	Except as modified herein, the terms of the Warrants shall remain in full force and effect.

5.	This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same Amendment. A signature delivered by facsimile or email shall constitute an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

180 LIFE SCIENCES CORP.

By:	/s/ James N. Woody
Name:	James N. Woody
Title:	Chief Executive Officer, 180 Life Sciences Corp.

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital, LLC the Investment Manager